Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Galapagos NV (the “Company”) (which reports (1) express an unqualified opinion on the consolidated financial statements of the Company and its subsidiaries and includes an explanatory paragraph relating to the Company’s adoption of IFRS 15, Revenue from Contracts with Customers and (2) express an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting) dated March 29, 2019 appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2018.

Zaventem,

May 24, 2019

/s/ Gert Vanhees
DELOITTE Bedrijfsrevisoren/Reviseurs d’Entreprises CVBA/SCRL
Represented by Gert Vanhees